Exhibit 10.9

REV GROUP, INC.
2016 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

MEMBER OF BOARD OF DIRECTORS

Subject to the terms and conditions set forth in this grant letter (the “Grant Letter”) and Exhibit A (the Grant Letter and Exhibit A constituting this “Agreement”), REV Group, Inc., a Delaware corporation (the “Company”), has granted you as of the Grant Date set forth below an award of Restricted Stock Units (the “Award”). The Award is granted under and is subject to the REV Group, Inc. 2016 Omnibus Incentive Plan (the “Plan”). Unless defined in this Agreement, capitalized terms shall have the meanings assigned to them in the Plan. The provisions of the Plan shall control in the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided to you.

AWARD TERMS

PARTICIPANT:
GRANT DATE:
UNITS SUBJECT TO AWARD:
VESTING DATES: Please refer to Appendix: Vesting Schedule

Please review this Agreement and let us know if you have any questions about this Agreement, the Award or the Plan. You are advised to consult with your own tax advisors in respect of any tax consequences arising in connection with this Award.

If you have questions, please contact the Company’s Corporate Compensation team via email at compensation@revgroup.com. If not, please provide your signature the date for this Agreement where indicated below.

Exhibit 10.9

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

REV GROUP, INC.

By:

_________________________________

Name: John Dreasher

Title: Chief Human Resources Officer

_________________________________

Name:

Date:

Appendix: Vesting Schedule

Date	Quantity

Exhibit A

REV GROUP, INC. 2016 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT made and entered into on the date of the Grant Letter, by and between REV Group, Inc. (the “Company”), a Delaware corporation, and the individual listed in the Grant Letter as the Participant.

WHEREAS, the Participant has been granted the Award under the Plan;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows.

1.
Award of Shares. Pursuant to the provisions of the Plan, the terms of which are incorporated herein by reference, the Participant is hereby awarded the number of restricted stock units (“RSUs”) set forth in the Grant Letter, subject to the terms and conditions of the Plan and those herein set forth. The Award is granted as of the date set forth in the Grant Letter.
2.
Issuance of RSUs. Each RSU shall represent the right to receive one Share upon the vesting of such RSU, as determined in accordance with and subject to the terms of this Agreement and the Plan.
3.
Terms and Conditions. It is understood and agreed that the Award evidenced hereby is subject to the following terms and conditions:
(a)
Voting Rights. The Participant shall have no voting rights or any other rights as a shareholder of the Company with respect to the RSUs unless and until the Participant becomes the record owner of the Shares underlying such RSUs.
(b)
Dividends. If a dividend is paid on Shares during the period commencing on the Grant Date and ending on the date on which the Shares underlying RSUs are distributed to the Participant pursuant to Section 3(d), the Participant shall be eligible to receive an amount equal to the dividend that the Participant would have received had the Shares underlying the RSUs been distributed to the Participant as of the time at which such dividend is paid; provided, however, that no such amount shall be payable with respect to any RSUs that are forfeited. Such amount shall be paid to the Participant on the date on which the Shares underlying the RSUs are distributed to the Participant in the same form (cash, Shares or other property) in which such dividend is paid to holders of Shares generally. Any Shares that the Participant is eligible to receive pursuant to this Section 3(b) are referred to herein as “Dividend Shares.”
(c)
Vesting of Award. Subject to the provisions of this Section 3, the Award shall vest as set forth in the Grant Letter.
(d)
Distribution on Vesting. Subject to the provisions of this Agreement, upon the vesting of any of the RSUs, the Company shall deliver to the Participant, as soon as reasonably practicable after the applicable Vesting Date (or the date of the Participant’s Termination of Service, as applicable), one Share for each such RSU and the number of Dividend Shares (as determined in accordance with Section 3(b)); provided that such delivery of Shares shall be made no later than March 15 of the calendar year immediately following the year in which the applicable Vesting Date (or the date of the Participant’s Termination of Service, as applicable) occurs. Upon such delivery, such Shares (including Dividend Shares) shall be fully assignable, alienable, saleable and transferrable by the Participant; provided that any such assignment, alienation, sale, transfer or other alienation with respect to such Shares shall be in accordance with applicable securities laws and any applicable Company policy.
(e)
Termination of Service; Forfeiture of Unvested Shares. In the event of Termination of Service of the Participant prior to the date on which the Award otherwise becomes vested, the [unvested portion of the] Award shall immediately be forfeited by the Participant and become the property of the Company.
(f)
Change of Control. Notwithstanding any provision of this Agreement to the contrary, if, within twelve (12) months following a Change of Control, the Award (or a substitute award) remains outstanding and the Participant incurs a Termination of Service due to an involuntary removal from the Board (other than for Cause), the Award shall become immediately vested in full and all restrictions shall lapse upon such Termination of Service.
(g)
Death or Disability. In the event Participant’s Termination of Service at any time due to the Participant’s death or Disability, the RSUs shall fully vest on the date of such Termination of Service and shall be distributed to the Participant pursuant to Section 3(d).
(h)
No Right to Continued Service. The grant of an Award shall not be construed as giving the Participant the right to continue to provide services to the Company or any Affiliate. The receipt of any Award under the Plan is not intended to confer any rights on the receiving Participant except as set forth in the applicable Award Agreement.
(i)
No Right to Future Awards. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.
4.
Transfer of RSUs. Except as may be permitted by the Administrator, neither this Award nor any right under this Award shall be assignable, alienable, saleable or transferable by the Participant otherwise than by will or pursuant to the laws of descent and distribution. This provision shall not apply to any portion of this Award that has been fully settled and shall not preclude forfeiture of any portion of this Award in accordance with the terms herein
5.
Tax Liability. The Participant shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that the Participant incurs in connection with the receipt, vesting or settlement of any RSU granted hereunder.

6.
Whistleblower Protection. The Participant has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise is intended to prohibit the Participant from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any such governmental entity or self- regulatory organization, and the Participant may do so without notifying the Company. The Company may not retaliate against the Participant for any of these activities, and nothing in this Agreement or otherwise requires the Participant to waive any monetary award or other payment that the Participant might become entitled to from the SEC or any such governmental entity or self-regulatory organization.
7.
Miscellaneous.
(a)
Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

REV Group, Inc.

245 S Executive Drive Brookfield, WI 53005

Attention: Senior Director Total Rewards

Email: compensation@revgroup.com

If to the Participant:

At the Participant’s most recent address shown on the signature page of the Grant Letter, or at any other address which the Participant may specify in a notice delivered to the Company in the manner set forth herein.

(b)
Entire Agreement. This Award Agreement, the Plan and any other agreements, schedules, exhibits and other documents referred to herein or therein constitute the entire agreement and understanding between the parties in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise, between the parties with respect to the subject matter hereof.
(c)
Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or this Award Agreement under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of this Award Agreement, such provision shall be stricken as to such jurisdiction, and the remainder of this Award Agreement shall remain in full force and effect.
(d)
Amendment; Waiver. No amendment or modification of any provision of this Award Agreement that has a material adverse effect on the Participant shall be effective unless signed in writing by or on behalf of the Company and the Participant; provided that the Company may amend or modify this Award Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Award Agreement. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature. Any amendment or modification of or to any provision of this Award Agreement, or any waiver of any provision of this Award Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.
(e)
Assignment. Neither this Award Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Participant.
(f)
Successors and Assigns; No Third-Party Beneficiaries. This Award Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Award Agreement, express or implied, is intended to confer on any Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Award Agreement.
(g)
Governing Law; Waiver of Jury Trial. This Award Agreement shall be governed by the laws of the State of Delaware, without application of the conflicts of law principles thereof. BY RECEIPT OF THIS AWARD, THE PARTICIPANT WAIVES ANY RIGHT THAT THE PARTICIPANT MAY HAVE TO TRIAL BY JURY IN RESECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AWARD AGREEMENT OR THE PLAN.
(h)
Participant Undertaking; Acceptance. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or give effect to any of the obligations or restrictions imposed on either the Participant or the RSU pursuant to this Award Agreement. The Participant acknowledges receipt of a copy of the Plan and this Award Agreement and understands that material definitions and provisions concerning the RSU and the Participant’s rights and obligations with respect thereto are set forth in the Plan. The Participant has read carefully, and understands, the provisions of this Award Agreement and the Plan.
(i)
Dispute Resolution. Any dispute or claim arising out of, under or in connection with the Plan or any Award Agreement shall be submitted to arbitration in Delaware and shall be conducted in accordance with the rules of, but not necessarily under the auspices of, the American Arbitration Association (“AAA”) rules in force when the notice of arbitration is submitted. The arbitration shall be conducted before an arbitration tribunal comprised of one individual, mutually selected by the Company and the Participant, such selection to be made within 30 calendar days after notice of arbitration has been given. In the event the parties are unable to agree in such time, AAA will provide a list of 3 available arbitrators and an arbitrator will be selected from such 3-member panel provided by AAA by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The Participant and the Company agree that such arbitration will be confidential and no details, descriptions, settlements or other facts concerning such arbitration shall be disclosed or released to any third party without the specific written consent of the other party, unless required by law or court order or in connection with enforcement of any decision in such arbitration. Any damages awarded in such arbitration shall be limited to the contract measure of damages and shall not include punitive damages.
(j)
Counterparts. This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.